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                                                                    EXHIBIT 99.1

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF GEORGIA
                                 NEWNAN DIVISION

IN RE:                                     CHAPTER 11

ALLIED HOLDINGS, INC., ET AL.              CASE NOS. 05-12515 THROUGH 05-12526
                                           AND 05-12528 THROUGH 05-12537
  DEBTORS.                                 (JOINTLY ADMINISTERED)

                                           JUDGE DRAKE

                  DEBTORS' EMERGENCY MOTION FOR INTERIM RELIEF
                      FROM COLLECTIVE BARGAINING AGREEMENT
                           PURSUANT TO SECTION 1113(e)

      Allied Holdings, Inc. and its affiliated debtors and debtors-in-possession(1) (collectively, "Allied" or the "Debtors") respectfully submit this emergency motion (the "Motion") for interim relief from certain provisions of the collective bargaining agreement ("CBA") between certain of the Debtors and the Teamsters National Automobile Transporters Industry Negotiating Committee and Local Unions 5, 20, 25, 41, 63, 79, 89, 115, 120, 135, 222, 251,
299, 312, 326, 327, 332, 355, 364, 385, 390, 391, 414, 449, 490, 492, 509, 512,
528, 542, 560, 568, 579, 592, 604, 612, 614, 631, 651, 710, 745, 822, 848, 891,
917, 957, 961 and 984, all affiliated with the International Brotherhood of Teamsters in the United States (collectively, the "United States Teamsters"), pursuant to Section 1113(e) of the Bankruptcy Code (the "Motion"). In support of this Motion, the Debtors respectfully represent as follows:

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(1) Allied Automotive Group, Inc., Allied Systems, Ltd. (L.P.), Allied Systems
(Canada) Company, QAT, Inc., RMX LLC, Transport Support LLC, F.J. Boutell Driveaway LLC, Allied Freight Broker LLC, GACS Incorporated, Commercial Carriers, Inc., Axis Group, Inc., Axis Netherlands, LLC, Axis Areta, LLC, Logistic Technology, LLC, Logistic Systems, LLC, CT Services, Inc., Cordin Transport LLC, Terminal Services LLC, Axis Canada Company, Ace Operations, LLC, and AH Industries Inc.

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                                SUMMARY OF FACTS

      The Debtors require immediate interim wage relief from the United States Teamsters to assist the Debtors with their short-term survival. By May 2006, the Debtors project a liquidity shortfall of approximately $700,000, and by July 2006 (which is Allied's seasonal downturn), the Debtors project a shortfall in liquidity of approximately $3 million. However, the Debtors believe that the business requires positive availability of approximately $8 million to allow the business to operate without a high degree of risk of a liquidity failure, meaning that the Debtors require additional liquidity of $8.7 million in May and $11 million in July. As the Court is aware, based on the financial information for the fiscal year ended December 31, 2005, and the financial information for the fiscal months ended January 31, 2006 and February 28, 2006, the Debtors notified the DIP Facility Lenders (as defined in the Final DIP Order) that they would be in default of certain financial covenants, including EBITDA covenants. Further, the Debtors advised the DIP Facility Lenders that, absent cost reductions and other actions, further defaults in certain future months would occur. The Debtors have been successful in obtaining two forbearance agreements from the DIP Facility Lenders, with the current forbearance to expire on April 18, 2006.

      The default of various financial covenants, including EBITDA covenants, by the Debtors would vest the DIP Facility Lenders with an option to foreclose on their collateral, absent the forbearance agreements which have been entered into by the Debtors and the DIP Facility Lenders. Foreclosure on the Debtors' collateral which has been pledged under the DIP Facility (as defined in the Final DIP Order), if exercised, would risk the potential liquidation of the entire business of the Debtors. The DIP Facility Lenders have agreed to forbear from exercising this remedy through April 18, 2006.

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      Since the execution of the forbearance agreements, the Debtors have been in discussions with the DIP Facility Lenders regarding a further extension of the forbearance agreement and an amendment to the DIP Facility to provide the Debtors the additional liquidity to meet the shortfall that is projected to occur by May 2006 and again by July 2006. After extensive discussions with the DIP Facility Lenders over the past several weeks, the DIP Facility Lenders have indicated that they may be willing to provide the Debtors with $5 million of additional availability to help fund the Debtors' projected cash flow deficit which is projected to occur by May 2006, provided that the $5 million of availability must be repaid within 30 days unless extended by the DIP Facility Lenders. However, the DIP Facility Lenders are not willing to provide additional adequate availability to fund the Debtors' projected cash flow in July 2006 citing, among other reasons, the execution risks associated with the current United States Teamster negotiations. Instead, in connection with an extension of the forbearance agreement or an amendment, the DIP Facility Lenders have indicated that they will require the Debtors to present and implement a plan to fund the estimated liquidity shortfall in July 2006. The Debtors' plan to fund this shortfall requires that the Debtors successfully reduce their labor costs as requested herein.

      In reviewing their limited options, the Debtors have determined that they must obtain an immediate 10% wage reduction from their Teamster bargaining employees in the United States while imposing (i) a mandatory five-day, non-paid furlough for all of their North American non-bargaining employees whose annual wage is less than $80,000 which must be taken in the month of June 2006, constituting an approximately 2% reduction in the wages of such employees, and
(ii) two mandatory five-day furloughs for all of their United States non-bargaining employees whose annual wage is $80,000 or more, which constitutes approximately a 4% reduction in their wages, at least 5 days of which must be taken by

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the end of May 2006 with the balance taken by the end of June 2006. These furloughs will result in approximately $200,000 of cost reductions to the Debtors in May and $800,000 of cost reductions in June of 2006. The wage reductions for the Teamster employees in the United States as requested herein would result in cost reductions of approximately $2.0 million per month, assuming that they are implemented May 1, 2006. These wage reductions for all affected employees, while regrettable, are necessary to avoid irreparable damage to the Debtors' estates and are essential to the Debtors' continued operations.

      The wage reductions are one component to the Debtor's plan to eliminate the liquidity shortfall projected to occur in July 2006. The balance of the Debtors' plan to cover the liquidity shortfall includes seeking, among other things: to defer capital spending; terminate certain non-bargaining retiree benefits; collect debtor funds tied up in certain split-dollar insurance policies; and otherwise provide the Debtors with liquidity needed to continue their operations. While the Debtors' plan eliminates the liquidity shortfall, the Debtors will still be operating with minimal availability, leaving them at risk. Further, the Debtors must accelerate their efforts to obtain permanent concessions in their CBA with the United States Teamsters prior to July 2006 when the industry's seasonal downturn occurs and Allied's liquidity is at its lowest level.

                                  JURISDICTION

      1. This Court has jurisdiction to consider this Motion pursuant to 28 U.S.C. Sections 157 and 1334.

      2. Consideration of this Motion is a core proceeding pursuant to 28 U.S.C.
Section 157(b). Venue of this proceeding is proper before this Court pursuant to 28 U.S.C. Sections 1408 and 1409. The statutory predicate for this Motion is 11 U.S.C. Section 1113(e).

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                                   BACKGROUND

      3. On July 31, 2005 (the "Petition Date"), each of the Debtors filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). The Debtors are authorized to operate their businesses as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

      4. Allied is likely the largest transporter of new and used vehicles in North America. Its business operations fall into two main categories. The largest category of business operations is providing "short-haul" delivery services for new vehicles over a distance averaging less than three hundred miles. These short-haul vehicle delivery services fall within the business operations of Allied Automotive Group, Inc. and its direct and indirect subsidiaries, which use specialized tractor-trailer units known as "Rigs" to transport the vehicles. The other category of business operations is providing various support services with respect to vehicle transportation and distribution. These support services fall within the business operations of Axis Group, Inc. and its direct and indirect subsidiaries. In general terms, the Debtors' need for bankruptcy relief is the result of a continuing pattern of decreasing revenues, primarily caused by a decrease in new vehicle production at its largest customers, increasing expenses related to their aging fleet and essential maintenance and the consequent difficulty of servicing debt and maintaining adequate liquidity.

                                RELIEF REQUESTED

      5. The Debtors request that this Court enter an order providing for a 10% compensation reduction for the United States Teamsters on a temporary basis. This request for interim relief is made to maintain the Debtors as a going concern and to obtain cash needed to assist the Debtors in meeting the projected operating shortfall in May and again in July. The

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Debtors will also impose reductions for the Debtors' non-bargaining employees in their North American operations. The Debtors' non-bargaining employees in North America have previously had numerous wage and benefit reductions imposed upon them by the Debtors including through mandatory, unpaid furloughs in 2001, 2002, 2003 and 2004. The Debtors' bargaining employees in Canada will be unaffected by this Motion.

A. THE DEBTORS' STEPS TO RETURN OPERATIONS TO A PROFITABLE LEVEL

      6. Both prior to and after the Petition Date, the Debtors have taken a number of significant steps in an attempt to return Allied to a profitable level of operations. The steps include, but are not limited to:

            a. Securing a $230 million DIP Facility,

            b. Obtaining price increases and fuel surcharge relief from their major customers,

            c. Significantly reducing compensation levels of non-bargaining employees, including reductions in benefits, freezing of a pension plan and requiring mandatory, non-paid furloughs,(1)

            d. Selling non-core assets, such as the stock of Kar-Tainer and the ventures in the United Kingdom and Brazil,

            e. Closing non-performing terminal operations,

            f. Rejecting unprofitable contracts, including severance agreements, and

            g. Significantly reducing non-bargaining staff levels.

      7. Despite all of these efforts, the Debtors were unable to meet their post-petition financial projections, in part due to lower than projected volumes of vehicles for the Debtors to

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deliver for the Debtors' primary customers (General Motors and Ford), unexpectedly high maintenance and repair costs for an aging fleet of Rigs, and increased costs for essential insurance coverage during the 2006 policy renewal.

B. The Debtors' Immediate Liquidity Concerns

      8. Under the Debtors' current financial projections, the Debtors anticipate a shortfall in liquidity of approximately $700,000 in May 2006 and approximately $3 million in July 2006. However, the Debtors believe that the business requires positive availability of approximately $8 million to allow the business to operate without a high degree of risk of a liquidity failure, meaning that the Debtors require additional liquidity of $8.7 million in May and $11 million in July. The Debtors have already made, and continue to make, significant reductions with respect to expenses. For example, in addition to the pre-petition expense reductions, the Debtors are freezing all company travel (which will save approximately $150,000 per month), will be deferring capital needed for their aging fleet of Rigs and will be seeking to terminate certain non-bargaining retiree benefits (which will save approximately $100,000 per month).

      9. The Debtors have also explored very carefully any opportunities for increasing their pricing for services provided to their customers. The Debtors will continue to look for ways to maximize revenue, as they have in the past, but it is unrealistic to expect short-term increases in pricing or customer shipment activity in order to solve the cash problem the Debtors project over the coming months, particularly during the industry's seasonal downturn in July.

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(1) The Court heard extensive evidence of the Debtors' non-bargaining employees'
sacrifices at the hearing to approve the Key Employee Retention Plan. At that hearing, the United States Teamsters' own witness admitted that the Debtors' non-bargaining employees have already sacrificed wages and benefits in an effort to assist the Debtors.


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      10. While the Debtors have not reached an agreement with their DIP
Facility Lenders, the Debtors have entered into extensive negotiations with the DIP Facility Lenders and presently believe they will be able to obtain $5 million of additional availability from these lenders, which the Debtors believe will fund the projected cash flow shortfall in May. The Debtors will be required to implement a plan to fund the estimated liquidity shortfall to occur in July. As a component of this plan, the Debtors must successfully reduce labor costs as requested herein in order to cover the projected liquidity shortfall in July. Failure of the Debtors to obtain the liquidity needed to operate their businesses would vest the DIP Facility Lenders with an option to foreclose on the Debtors' collateral, including their fleet of Rigs, which are needed by the Debtors to be able to continue to operate.

      11. The interim relief sought herein would require all United States Teamsters to take a 10% reduction in current compensation and to forego a scheduled June 1, 2006 wage increase and cost of living adjustment. This would result in approximately a $2.0 million per month savings to the Debtors assuming the wage reductions take effect May 1, 2006. With the cost reductions to be imposed on the Debtors' non-bargaining employees in North America if this Motion is granted, the Debtors will save approximately $200,000 per month in the month of May and $800,000 in June.

C. THE PROPOSED INTERIM MODIFICATIONS TO THE CBA


      12. TO AVOID irreparable harm, the Debtors must obtain an immediate 10% reduction in current compensation from the United States Teamsters in addition to avoidance of the June 1, 2006 scheduled wage increases and cost of living increases under the applicable CBA. Certain Debtors employ two main types of individuals represented by the United States Teamsters: (1) drivers, yard personnel, and maintenance employees; and (2) owner-operators. The necessary 10% will be achieved with the first group (drivers, yard personnel, and maintenance employees) through a 10% decrease in their current wages. Because of the manner in which they are compensated, the necessary



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10% overall reduction will be achieved with the second group (owner-operators)
through a 2% decrease in their percentage share of revenue, the net effect of which is approximately the same as a 10% reduction in overall compensation as for the first group.

      13. Although the Debtors intend to pursue and hope to obtain an agreed-upon collective bargaining agreement with the United States Teamsters reflecting necessary cost reductions, there is no guarantee that those efforts will be successful.(2) More important, because of the projected cash shortfall in May and July 2006, the Debtors require immediate compensation reductions to assist the Debtors in obtaining the cash liquidity to meet the projected shortfall in July. In addition, the Debtors require the $5 million of additional availability which they are attempting to obtain from the DIP Facility Lenders in order to meet the projected short-fall in May 2006.

      14. The Debtors have made themselves available to the United States Teamsters upon request and are scheduled to meet with Teamster representatives today, April 13, 2006, to begin bargaining on the Debtors proposed modifications to the current CBA. The Debtors have already provided much of the relevant, responsive, non-confidential information requested by the United States Teamsters and have offered to provide the United States Teamsters with the relevant, responsive confidential information subject to an appropriate protective order. The Court issued such an order yesterday. The Debtors provided some of this confidential information to the Teamsters today and will provide the remainder promptly.

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      15. Should the Debtors not obtain the interim relief requested in this
Motion, or should the Debtors be unable to achieve appropriate cost reductions in their CBA, they project that they would have such low liquidity by July that there would be insufficient funds to operate the Debtors' businesses. In such a situation, the Debtors further project that they would be in default under the DIP Facility and that the DIP Facility Lenders could foreclosure on their collateral which would push the Debtors into liquidation and out of business.

      16. Thus, by not taking action to preserve cash now, the Debtors would be imperiling the future employment of all of their employees, and putting at risk the potential recoveries available to all other stakeholders. Accordingly, the interim relief sought herein is essential to the continuation of the Debtors' business.

                                BASIS FOR RELIEF

A. THE APPLICABLE LEGAL STANDARD

      17. Generally, Bankruptcy Code Section 1113 governs a debtor's ability to modify or reject its collective bargaining agreement while its bankruptcy case is pending. Bankruptcy Code Section 1113(e) provides that:

            If during a period when the collective bargaining agreement continues in effect, and if essential to the continuation of the debtor's business, or in order to avoid irreparable damage to the estate, the court, after notice and a hearing, may authorize the trustee to implement interim changes in the terms, conditions, wages, benefits or work rules provided by a collective bargaining agreement. Any hearing under this paragraph shall be scheduled in accordance with the needs of the trustee. The implementation of such interim changes shall not render the application for rejection moot.

11 U.S.C Section 1113(e).

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(2) The Debtors have made a proposal (the "Section 1113 Proposal") for necessary modifications to the CBA, to create a new five-year CBA with an expiration date of May 31, 2011.

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      18. Section 1113(e) is a "stop-gap measure" created to allow a debtor to carry on its business, without irreparably damaging the estate, while the parties to a CBA attempt to negotiate. See, e.g., In re United Press Int'l, Inc., 134 B.R. 507 (Bankr. S.D.N.Y. 1991); Beckley Coal Mining Co. v. United Mine Workers, 98 B.R. 690, 694 (D. Del. 1988) (stating that Sections 1113(e) seeks "to preserve the business, if possible, for the benefit of all"); In re Russell Transfer, Inc., 48 B.R. 241, 244 (Bankr. W.D. Va. 1985) (noting that
Section 1113(e) allows the court to impose a "temporary stop gap arrangement" while the parties negotiate pursuant to the other provisions of Section 1113).

      19. Section 1113(e) provides that while a CBA "continues in effect," after notice and a hearing, a court may authorize the implementation of interim changes to the terms, conditions, wages, benefits, or work rules provided by a CBA if such changes are "essential to the continuation of the Debtors' business, or in order to avoid irreparable damage to the estate." Thus, in considering whether to grant a section 1113(e) motion, a court must determine if the proposed changes either (A) will "avoid irreparable damage to the estate," or
(B) are "essential to the continuation of the Debtors' business." Because the standard is disjunctive, a debtor need only show that one of the two criteria is met.

B. THE REQUESTED INTERIM MODIFICATIONS MEET THE STATUTORY REQUIREMENTS OF
Section 1113(E)

      20. The Debtors' liquidity is at a critically low level, threatening continuation of the business. Under the circumstances, the Debtors can show that the requested interim modifications will "avoid irreparable damage to the estate," and are "essential to the continuation of the Debtors' business."

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     1. WITHOUT RELIEF, THE DEBTORS WILL SUFFER IRREPARABLE HARM


      21. If the Debtors cannot obtain additional liquidity during the next couple of months, there is a high probability that they will suffer irreparable harm to their asset base and ongoing business, resulting in material downsizing, massive layoffs and potential liquidation by July 2006.

      22. While the Debtors have searched for, and implemented, cost reductions in every way possible, and explored all other means to preserve cash during this interim period, the only possible way to reduce cash out-flows to the necessary levels is to implement immediate wage reductions for all of the Debtors' United States bargaining employees as requested herein, implement wage reductions through unpaid furloughs for all United States non-bargaining employees and otherwise obtain additional liquidity through additional borrowings and through the Debtors' business plan. The reductions to labor costs requested herein will reduce the Debtors' costs by $2.0 million per month, and the mandatory unpaid furloughs for employees not represented by the Teamsters will reduce the Debtors' costs by an aggregate of $1 million in May and June. Accordingly, certain of the Debtors are seeking immediate interim modifications in their CBA with the United States Teamsters that would reduce current compensation by 10% and avoid June 1, 2006 scheduled wage increases and cost of living increases.

      23. These modifications, if imposed, will assist the Debtors in bridging the estimated $3 million liquidity shortfall in July 2006. While the Debtor's plan eliminates the liquidity shortfall, the Debtors will still be operating with minimal availability, leaving them at risk of further liquidity crises.

      24. The Debtors hope that, prior to the hearing on this Motion, they can immediately obtain the consent of the United States Teamsters to the proposed interim modifications. If they

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cannot, however, the Debtors will be required to ask this Court to impose the interim modifications that they have requested pursuant to Section 1113(e).

      25. Based on the relevant cases, the risk to the Debtors' business if the relief sought herein is denied certainly suffices to warrant interim relief under Section 1113(e). As in In re Almac's, 159 B.R. 665, 666-67 (Bankr. D.R.I.
1993), here, "given the undeniable alternative of a complete loss of all jobs by the union employees, as well as the nonunion management staff . . . the lesser of the two evils is most definitely the proposed" modifications. See also UFCW Local 770 v. Official Unsecured Creditors Comm. (In re Hoffman Bros. Packing Co.), 173 B.R. 177, 185 (9th Cir. B.A.P. 1994) (agreeing that pursuant to
Section 1113(e) debtors are allowed to temporarily modify their CBAs "in the case of emergency").

      2. INTERIM MODIFICATIONS UNDER SECTION 1113(E) ARE ESSENTIAL FOR THE DEBTORS TO CONTINUE IN BUSINESS

      26. If the interim relief sought herein is not granted, the Debtors' cash available for operations will fall so low that any disruption of revenues or increase in costs could immediately cripple or permanently disrupt the Debtors' business operations. Further, the Debtors project that without the relief sought the Debtors will be unable to pay their obligations as early as July 2006 even if the Debtors successfully obtain $5 million of additional liquidity through borrowings from the DIP Facility Lenders. Interim relief may be granted where such relief is "essential to the continuation of the debtor's business." 11 U.S.C. Section 1113(e).

      27. The Debtors have recently defaulted on various financial covenants in their DIP Facility and are operating under a forbearance agreement. Without the interim relief, the Debtors will not be able to comply with the financial covenants contained in the DIP Facility as currently constructed or with amended DIP covenants which the Debtors are negotiating to

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obtain from the DIP Facility Lenders and the Debtors will not have adequate liquidity to remain in business. The failure of the Debtors to comply with these financial covenants in the future or to maintain adequate liquidity to remain in business will provide for additional defaults under the DIP Facility which will provide the DIP Facility Lenders with an option to foreclose on their collateral, including the Debtors' Rigs, which are essential to the continuation of the Debtors' businesses.

      28. This is truly "stop-gap" relief that will only partially address the Debtors' immediate cash crisis. The proposed modifications, while substantial, are significantly less than the total labor cost reductions that the Debtors will need to survive in the long term. Moreover, any delay in implementing the interim wage reductions would require interim reductions of even such greater magnitude in a shorter period of time that it would not be feasible. While the interim modifications are in effect, certain of the Debtors will continue to vigorously negotiate an agreement with the United States Teamsters to obtain permanent labor agreement modifications that will enable the Debtors to reorganize successfully and prior to the industry's seasonal downturn in July when the Debtors' liquidity is expected to be at its lowest level.

      29. The modifications the Debtors are proposing are in line with the relief sought in previous cases where Section 1113(e) relief was granted. See, e.g., In re US Airways, Inc., No. 04-13819 (Bankr. E.D. Va. 2004) (Order Authorizing Interim Relief Pursuant to Section 1113(e) of the Bankruptcy Code) (approving 21% reduction in salaries, modification to employer pension contributions, and suspension of other provisions in CBAs); In re Russell Transfer, Inc., supra 48 B.R. at 244 (approving 20% reduction in salaries and benefits of Union employees and 10% reduction in salaries of administrative employees); Hoffman Bros. Packing Co., 173 B.R. at 183 (affirming interim reduction of debtor's health and pension contribution costs by more than two thirds); Nat'l Forge Co. v. Indep. Union of Nat'l Forge Emples. (In re Nat'l Forge Co.), 289 B.R. 803 (Bankr. W.D. Pa. 2003) (noting approval of a 6% wage rollback, cancellation of scheduled 5% wage increase and reduction in health and welfare benefits); United Press Int'l, 134 B.R. at 515 (reducing wages to 80% level and suspending severance pay); In re Evans Products Co., 55 B.R. 231 (Bankr. S. D. Fla. 1985).

      30. Moreover, the Debtors are requesting only that which is necessary to allow for their survival, in order to allow them the time and resources necessary to continue their efforts to implement a long-term survival plan. See United Food & Commercial Workers Union v. Almac's Inc., 90 F.3d 1, 6 (1st Cir.
1996).

      31. The Debtors recognize the hardships that the interim modifications will impose on all of their employees. These employees and their efforts are critical to the ultimate success of the Debtors. But the short-term hardships imposed by these wage reductions will pale in comparison to the hardship that will be caused their employees if the Debtors cannot obtain the relief necessary to continue their business operations.

      32. Without immediate interim relief, the Debtors have a substantial likelihood that they may face liquidation by mid 2006. The consequences of such a fate would include the loss of jobs for both bargaining and non-bargaining employees and essentially no recovery for unsecured creditors.

      33. In contrast, if the Debtors are given the opportunity to implement the suggested interim modifications to the CBA, the prospects for a better outcome for all concerned are greatly enhanced. The Debtors believe that by gaining additional liquidity through $5 million of additional borrowings and through liquidity which may be obtained through the execution of the

Debtors' business plan (which includes the relief requested herein beginning May 1, 2006), the Debtors will be able to cover the liquidity shortfall projected in May and July 2006. The relief sought herein is a necessary step toward a successful reorganization.

                                     NOTICE

      34. Notice of this Motion has been provided to those entities on the Master Service List (as such term is defined in the Order Establishing Notice Procedures entered on August 2, 2005 in these jointly administered cases) and upon the United States Teamsters by U.S. Mail. In light of the nature of relief requested, the Debtors submit that no further notice is necessary.

                                   CONCLUSION

      WHEREFORE the Debtors respectfully request entry of an order granting the relief requested herein and granting the Debtors such other and further relief as may be just.

   This 13th day of April 2006.

                               /s/ Jeffrey W. Kelley
                               -------------------------------------------------
                               Ezra H. Cohen (GA State Bar No. 173800)
                               Jeffrey W. Kelley (GA State Bar No. 412296)
                               Harris B. Winsberg (GA State Bar No. 770892)
                               Troutman Sanders LLP
                               Bank of America Plaza
                               600 Peachtree Street, N.E. - Suite 5200
                               Atlanta, Georgia  30308-2216
                               Telephone No.: (404) 885-3000
                               Facsimile No.: (404) 885-3900

                               ATTORNEYS FOR THE DEBTORS

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF GEORGIA
                                 NEWNAN DIVISION

IN RE:                                CHAPTER 11

ALLIED HOLDINGS, INC., ET AL.         CASE NOS. 05-12515 THROUGH 05-12526
                                      AND 05-12528 THROUGH 05-12537
      DEBTORS.                        (JOINTLY ADMINISTERED)

                                      JUDGE DRAKE

           ORDER GRANTING DEBTORS' EMERGENCY MOTION FOR INTERIM RELIEF
                    FROM THE COLLECTIVE BARGAINING AGREEMENT

      This matter is before the Court on the motion of Allied Holdings, Inc.(1) as debtors and debtors-in-possession (collectively, the "Debtors") for an order granting interim relief related to a collective bargaining agreement ("CBA") pursuant to Section 1113(e) of the Bankruptcy Code (the "Motion").

      The Court has considered the Motion and the matters reflected in the record of the hearing held on the Motion. It appears that the Court has jurisdiction over this proceeding; that this is a core proceeding; that notice of this Motion has been provided to those entities on the Master Service List (as such term is defined in the Order Establishing Notice Procedures entered on August 2, 2005 in these jointly administered cases) and to the United States Teamsters by U.S. Mail; that no further notice is necessary; that the relief sought in the Motion is essential, at the present time, to the continuation of the Debtors' business and to avoid irreparable damage to

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(1) In addition to Allied Holdings, Inc., the following entities are debtors in these related cases: Allied Automotive Group, Inc., Allied Systems, Ltd. (L.P.), Allied Systems (Canada) Company, QAT, Inc., RMX LLC, Transport Support LLC, F.J. Boutell Driveaway LLC, Allied Freight Broker LLC, GACS Incorporated, Commercial Carriers, Inc., Axis Group, Inc., Axis Netherlands, LLC, Axis Areta, LLC, Logistic Technology, LLC, Logistic Systems, LLC, CT Services, Inc., Cordin Transport LLC, Terminal Services LLC, Axis Canada Company, Ace Operations, LLC, and AH Industries Inc.

the Debtors' estates; that the relief requested is in the best interests of the Debtors, their estates and their creditors; and good and sufficient cause exists for such relief.

      Accordingly, it is hereby ORDERED as follows:

      1. The Motion is GRANTED. All capitalized terms not otherwise defined have the meanings ascribed to them in the Motion.

      2. Pursuant to 11 U.S.C. Section 1113(e), effective as of the date of this Order, the Debtors are authorized to reduce the compensation for all of the United States Teamsters by 10%. Such modification will remain in effect until rejection of the CBA pursuant to Section 1113(c) or an agreement in lieu thereof, or until further order of this Court.

      3. Nothing in this Order shall constitute post-petition assumption or rejection, pursuant to 11 U.S.C. Sections 365 or 1113, of the CBA, and all of the Debtors' rights with respect to the CBA are preserved, including the Debtors' right to seek to further modify, assume or reject the CBA.

      4. The Court shall retain jurisdiction to hear and determine all matters arising from the implementation of this Order.

      5. Notwithstanding the possible applicability of Bankruptcy Rules 7062, 9014 or otherwise, this Order shall take effect immediately upon entry.

      6. Counsel for the Debtors is directed to cause a copy of this Order to be served upon all parties on the Master Service List (as such term is defined in the Order Establishing Notice Procedures entered on August 2, 2005 in these jointly administered cases) and upon the

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

United States Teamsters by U.S. Mail within three (3) days of entry of this Order and to file a certificate of service with the Clerk of the Court.

     SO ORDERED this ________ day of ____________________ 2006.

                                               ________________________________
                                               W. Homer Drake
                                               UNITED STATES BANKRUPTCY JUDGE

Prepared and presented by:

/s/  Jeffrey W. Kelley
--------------------------------------------
Ezra H. Cohen (GA State Bar No. 173800)
Jeffrey W. Kelley ( GA State Bar No. 412296)
Harris B. Winsberg (GA State Bar No. 770892)
TROUTMAN SANDERS LLP
600 Peachtree Street, N.E. - Suite 5200
Atlanta, Georgia  30308-2216
Telephone No.: (404) 885-3000
Facsimile No.: (404) 885-3900

Attorneys for the Debtors

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